EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Fibrocell Science, Inc. to Move Stock Listing to NASDAQ

EXTON, PA — Aug. 18, 2014 — Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company focused on developing first-in class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs, today announced that it will transfer its U.S. stock exchange listing from the NYSE MKT to The NASDAQ Capital Market.  The Company expects its securities to cease trading on the NYSE MKT effective at the close of business on August 28, 2014 and to commence trading on NASDAQ on August 29, 2014 when the market opens. The company will retain its current ticker symbol, “FCSC,” when trading begins on NASDAQ.

“We believe our move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors,” said Gregory Weaver, Senior Vice President and Chief Financial Officer.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on developing first-in-class treatments for rare and serious skin and connective tissue diseases with high unmet medical needs. Fibrocell’s lead orphan drug program is in late-stage pre-clinical development for the treatment of RDEB (recessive dystrophic epidermolysis bullosa). Working in collaboration with Intrexon Corporation (NYSE:XON), a leader in synthetic biology, Fibrocell is genetically modifying autologous fibroblast cells to express target proteins that are inactive or missing from patients with rare genetic skin and tissue disorders. The Company is also pursuing medical applications for azficel-T, the Company’s proprietary autologous fibroblast technology, for restrictive burn scarring and vocal cord scarring. Both indications are currently in Phase II clinical trials.

For additional information, visit www.fibrocellscience.com.

Forward-Looking Statements

Certain statements in this press release may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the word “believe”, “expect,” “intend” and similar expressions or variations on such expressions. In particular, this document includes forward-looking statements relating, but not limited to, expectations regarding the timing of the proposed delisting from the NYSE MKT and listing on NASDAQ and the potential benefits of listing on NASDAQ. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) relevant regulatory approvals and processing, (2) our success in managing the risks involved in the foregoing; and (3) other factors described in the Company’s filings with the Securities and Exchange Commission. We encourage readers of this report to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. We do not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations:
Susan Noonan
S.A. Noonan Communications, LLC
(212) 966-3650
susan@sanoonan.com